Exhibit 4(a)-3

AMENDMENT NO. 2

TO

PPL EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, PPL Electric Utilities Corporation has adopted the PPL Employee Stock Ownership Plan ("Plan") effective January 1, 1975; and

WHEREAS, the Plan was amended and restated effective January 1, 2000, and subsequently amended by Amendment No. 1; and

WHEREAS, the Company desires to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.  Effective July 1, 2000, the WHEREAS clause and Article 2 are amended as follows:

WHEREAS, PPL Services Corporation ("PPL") adopted the PPL Employee Stock Ownership Plan, effective July 1, 2000, on behalf of various affiliated companies; and

NOW, THEREFORE, effective July 1, 2000, except as may be provided to the contrary herein, the PPL Employee Stock Ownership Plan is amended as hereinafter set forth:

2.7  "Deferred Savings Plan" shall mean the PPL Deferred Savings Plan.

2.22  "Participating Company" shall mean PPL (prior to February 14, 2000, PP&L, Inc.), PPL EnergyPlus, LLC (prior to February 14, 2000, PP&L EnergyPlus Co., LLC) and each other Affiliated Company which is authorized by the Board to adopt this Plan by action of its board of directors, as Listed in Appendix A.

2.26  "PPL" shall mean PPL Services Corporation and its successors. Prior to February 14, 2000, "PPL" shall mean PP&L, Inc.

II.  Except for the addition of PPL Telcom, LLC, effective February 5, 2001, and PPLSolutions, LLC, effective January 1, 2002, Appendix A is added effective July 1, 2000 to read:

Appendix A

Participating Company

Name		Effective Date
1.	PPL Services Corporation	July 1, 2000
2.	PPL Electric Utilities Corporation	January 1, 1975
3.	PPL EnergyPlus, LLC	July 14, 1998
4.	PPL Generation, LLC	July 1, 2000
5.	PPL Brunner Island, LLC	July 1, 2000
6.	PPL Holtwood, LLC	July 1, 2000
7.	PPL Martins Creek, LLC	July 1, 2000
8.	PPL Montour, LLC	July 1, 2000
9.	PPL Susquehanna, LLC	July 1, 2000
10.	PPLSolutions, LLC	January 1, 2002
11.	PPL Telcom, LLC	February 5, 2001

III.  Except for the addition of PPL Telcom, LLC, effective February 5, 2001, and PPLSolutions, LLC, effective January 1, 2002, Schedule A is amended to read:

Schedule A

Effective July 1, 2000

A.  For all Participating Companies, "Compensation" shall mean the annual compensation received by an Employee from a Participating Company as reported on Internal Revenue Service Form W-2 or a successor form plus the Employee's elective deferrals under the Employee Savings Plan or Deferred Savings Plan; provided, however, that Compensation shall not include bonuses or fringe benefits not normally included in compensation, such as tuition refunds, moving expenses, etc. and shall not, for purposes of allocation under Section 5.2(a), include any amount in excess of (i) for the 1975 and 1976 Plan Years, $16,000 and (ii) commencing with the 1977 Plan Year, the median annual compensation of all Participants during the Plan Year or $100,000, whichever is less. Such median compensation shall be determined as of the close of a Plan Year and shall be rounded to an even thousand dollars. Compensation shall also include the additional compensation listed below, for Participants in the Participating Company listed herein.

B.  Effective January 1, 2000 only the following additional compensation for the following Participating Companies shall be included in Compensation, as defined in this Schedule A.

1.  PPL Electric Utilities Corporation (formerly PP&L, Inc.), PPL EnergyPlus, LLC (formerly PP&L EnergyPlus Co., LLC), PPL Services Corporation, PPL Generation, LLC, PPL Brunner Island, LLC, PPL Holtwood, LLC, PPL Martins Creek, LLC, PPL Montour, LLC, PPL Susquehanna, LLC, PPL Telcom, LLC (effective 2/5/01) and PPLSolutions, LLC (effective 1/1/02);

a)  Any single sum award paid from the variable compensation fund created annually with a percentage of annualized base salaries in accordance with the Managers Compensation Plan.

2.  PPL EnergyPlus, LLC (formerly PP&L EnergyPlus Co., LLC):

a)  Any sales incentive award paid as a single sum on an annual basis.

IV.Effective January 1, 2002, Schedule B is added to read:

SCHEDULE B
PROVISIONS RELATING TO ECONOMIC GROWTH AND
TAX RELIEF RECONCILIATION ACT OF 2001

B.1  Introduction.

(a)  The inclusion of Sections B.1 through B.4 of this Schedule B in the Plan are intended to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). The provisions contained herein are intended to constitute good faith compliance with the requirements of EGTRRA and are to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, these provisions shall be effective beginning

(b)  The inclusion of the remaining Sections of this Schedule are intended to reflect additional statutory and regulatory changes. Each such Section shall be effective as of the date provided therein.

(c)  The provisions contained within this Schedule B shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Schedule B. Any term used herein without an initial capital letter shall have the definition given elsewhere in this Plan document or if none, shall have the meaning used in a provision of the Code to the extent such meaning is necessary for the Plan to comply with section 401(a) of the Code.

B.2  Modification Of Top Heavy Rules.

(a)  This Section shall apply for purposes of determining whether the Plan is a Top Heavy Plan under section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of section 416(c) of the Code for such years. This Section amends Article XI of the Plan.

(b)  (1) Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the employer having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the employer, or a 1-percent owner of the employer having annual compensation of more than $150,000. For this purpose, "annual compensation" means compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(2) The following Subparagraphs (A) and (B) shall apply for purposes of determining the present values of accrued benefits and the Accounts of Employees as of the Determination Date.

(A)  The present values of accrued benefits and the Accounts of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than Separation from Service, death, or disability, this provision shall be applied by substituting "5-year period" for "1-year period."

(B)  The accrued benefits and Accounts of any individual who has not performed services for the employer during the 1-year period ending on the Determination Date shall not be taken into account.

(c)  Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to Matching Contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as Matching Contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the Code.

B.3  Direct Rollovers of Plan Distributions.

(a)  This Section shall apply to distributions made after December 31, 2001.

(b)  For purposes of the direct rollover provisions Section 7.10 of the Plan, a Participant or an alternate payee under a qualified domestic relations order who is the Spouse or former Spouse of a Participant, entitled to receive a distribution from the Plan, may also elect to have the Trustee transfer all or a portion of the amount to be distributed directly to an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. In the case of a distribution made after December 31, 2001, to a surviving Spouse, such surviving Spouse may elect to have the Trustee transfer all or a portion of the amount directly to any of the plans described in Section 7.7(a)(1) through (4).

B.4  Dividends on Stock. Effective for dividends paid by PPL Corporation in 2001 and thereafter, any cash dividends paid with respect to shares of Stock allocated to Participants' Accounts will be, as determined by PPL, (1) paid by PPL directly in cash to the Participants for whose benefit such Stock is held under the Plan (or paid to the Plan and distributed in cash to Participants not later than 90 days after the close of the Plan Year in which the dividend is paid to the Plan), (2) paid to the Plan and retained by the Trustee for credit to Participants' cash sub-accounts as of the Valuation Date immediately following receipt by the Trustee, or (3) at the election of each Participant who has cash dividends payable with respect to shares of Stock allocated to his Account, (A) paid in cash to the Participant as provided in Clause (1), or (B) paid to the Plan and retained by the Trustee for credit to the Participant's cash sub-account as provided in Clause (2). Any election under Clause (3) shall be in the form and manner prescribed by the Employee Benefit Plan Board.

B.5  Minimum Distribution Requirements. The provisions set forth in the attached Schedule of Minimum Distribution Requirements shall apply pursuant to its terms.

Schedule Of Minimum Distribution Requirements

Section 1. General Rules

1.1. Effective Date. The provisions of this Schedule will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

1.2. Precedence. The requirements of this Schedule will take precedence over any inconsistent provisions of the Plan.

1.3. Requirements of Treasury Regulations Incorporated. All distributions required under this Schedule will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Code.

1.4. TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Schedule, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA.

Section 2. Time and Manner of Distribution.

2.1. Required Beginning Date. The Participant's entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant's required beginning date.

2.2. Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant's entire interest will be distributed, or begin to be distributed, no later than as follows:

(a) If the Participant's surviving spouse is the Participant's sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(b) If the Participant's surviving spouse is not the Participant's sole designated beneficiary, then distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(c) If there is no designated beneficiary as of September 30 of the year following the year of the Participant's death, the Participant's entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

(d) If the Participant's surviving spouse is the Participant's sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this section 2.2, other than section 2.2(a), will apply as if the surviving spouse were the Participant.

For purposes of this section 2.2 and section 4, unless section 2.2(d) applies, distributions are considered to begin on the Participant's required beginning date. If section 2.2(d) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under section 2.2(a). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant's required beginning date (or to the Participant's surviving spouse before the date distributions are required to begin to the surviving spouse under section 2.2(a)), the date distributions are considered to begin is the date distributions actually commence.

2.3. Forms of Distribution. Unless the Participant's interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with sections 3 and 4 of this Schedule. If the Participant's interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury regulations.

Section 3. Required Minimum Distributions During Participant's Lifetime.

3.1. Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant's lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(a) the quotient obtained by dividing the Participant's account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant's age as of the Participant's birthday in the distribution calendar year; or

(b) if the Participant's sole designated beneficiary for the distribution calendar year is the Participant's spouse, the quotient obtained by dividing the Participant's account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant's and spouse's attained ages as of the Participant's and spouse's birthdays in the distribution calendar year.

3.2. Lifetime Required Minimum Distributions Continue Through Year of Participant's Death. Required minimum distributions will be determined under this section 3 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant's date of death.

Section 4. Required Minimum Distributions After Participant's Death.

4.1.Death On or After Date Distributions Begin.

(a) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant's death is the quotient obtained by dividing the Participant's account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant's designated beneficiary, determined as follows:

(1) The Participant's remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2) If the Participant's surviving spouse is the Participant's sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant's death using the surviving spouse's age as of the spouse's birthday in that year. For distribution calendar years after the year of the surviving spouse's death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each subsequent calendar year.

(3) If the Participant's surviving spouse is not the Participant's sole designated beneficiary, the designated beneficiary's remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant's death, reduced by one for each subsequent year.

(b) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant's death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant's death is the quotient obtained by dividing the Participant's account balance by the Participant's remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

4.2. Death Before Date Distributions Begin.

(a) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant's death is the quotient obtained by dividing the Participant's account balance by the remaining life expectancy of the Participant's designated beneficiary, determined as provided in section 4.1.

(b) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant's death, distribution of the Participant's entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

(c) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant's surviving spouse is the Participant's sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under section 2.2(a), this section 4.2 will apply as if the surviving spouse were the Participant.

Section 5. Definitions.

5.1. Designated beneficiary. The individual who is designated as the beneficiary under Section 7.3 of the Plan and is the designated beneficiary under section 401(a)(9) of the Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

5.2. Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant's death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant's required beginning date. For distributions beginning after the Participant's death, the first distribution calendar year is the calendar year in which distributions are required to begin under section 2.2. The required minimum distribution for the Participant's first distribution calendar year will be made on or before the Participant's required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

5.3. Life expectancy. Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.

5.4. Participant's account balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

5.5 Required beginning date. The date specified in Section 7.7 of the Plan.

V.  Except as provided for in this Amendment No. 2, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 2 is executed this 8th day of October, 2002.

PPL SERVICES CORPORATION

By: /s/ Ronald Schwarz Ronald Schwarz Vice President-Human Resources